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EXHIBIT 5.1

                                  July 1, 1996


Aspect Telecommunications Corporation
1730 Fox Drive
San Jose, CA  95131-2312

         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 2, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,250,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1989 Stock Option Plan, as amended (the "Option Plan") and the 1990 Employee Stock Purchase Plan, as amended (the "Purchase Plan'). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Option Plan and the Purchase Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Option Plan and the Purchase Plan and pursuant to the respective agreement which accompanies each grant under the Option Plan and each issuance under the Purchase Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                            Sincerely,

                                            VENTURE LAW GROUP
                                            A Professional Corporation

                                            /s/  Venture Law Group


MAM